FOR MORE INFORMATION CONTACT:

David Kiser, CPA
Director of Corporate Communications
Southern Pacific Funding Corporation
(503) 303-2280

FOR IMMEDIATE RELEASE:

                      SOUTHERN PACIFIC FUNDING CORPORATION
                       FILES PETITION FOR REORGANIZATION,
                        ARRANGES POST-PETITION FINANCING

LAKE OSWEGO, Ore.--(BUSINESS WIRE)--Oct. 1, 1998 - Southern Pacific Funding Corporation announced today that the Company has voluntarily filed a petition for reorganization under Chapter 11 in the United States Bankruptcy Court for the District of Oregon.

The petition does not involve Southern Pacific Funding's subsidiaries, National Capital Funding, Inc., Oceanmark Financial Corporation, Home America Financial Services, Inc., Hallmark America Corp., and its U.K. subsidiary, Southern Pacific Mortgage Limited. The Chapter 11 case is pending before U.S. Bankruptcy Court Judge Elizabeth L. Perris and the Company is continuing in business as a debtor in possession.

Attempts by the Company to negotiate with its warehouse lenders with respect to recent notices of default were unsuccessful, leaving Southern Pacific Funding unable to continue to fund mortgage loans in the normal course. Accordingly, the Company filed the bankruptcy petition in order to obtain an opportunity to reorganize its affairs under the protection of Chapter 11 and implement its previously-announced restructuring initiatives. Greenwich Capital Markets, Inc., has agreed to provide the Company with post-petition financing consisting of a $100 million warehouse credit facility and a $12 million working capital line of credit (of which not more than $7.5 million may be outstanding prior to October 5, 1998). A hearing has been set for later today to obtain court approval of the financing arrangement with Greenwich Capital. The financing commitment will expire not later than October 16, 1998, by which time Southern Pacific Funding hopes to have permanent "debtor-in-possession" financing in place.

E. James Hedemark, Chief Executive Officer, said, "The decision to file under Chapter 11 was a difficult one. We were forced to take this action as a result of difficult market conditions in the third quarter. We have concluded that the best way to protect the value of the Company and its business is to proceed with the protection of the Court. Chapter 11 allows us to continue operating while we consider all our strategic alternatives, including a sale of the Company, and develop a restructuring plan."

Southern Pacific Funding Corporation is a Lake Oswego, Oregon, based specialty finance company that originates, purchases and sells home equity loans made to borrowers whose needs are not met by traditional financial institutions. Southern Pacific Funding and its subsidiaries originate loans throughout the United States and in the United Kingdom through diversified

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origination  channels.  The  Company's  largest  shareholder,   Imperial  Credit
Industries, Inc. (NASDAQ:ICII), currently owns 47% of the Common Stock of Southern Pacific Funding.

More information may be found on Southern Pacific Funding Corporation on the Internet @ http://www.sp-funding.com

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